Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ay Dee Kay, LLC:

We consent to the use of our report dated January 20, 2021, with respect to the consolidated balance sheets of Ay Dee Kay, LLC, d/b/a indie Semiconductor, and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, members’ equity (deficit) and noncontrolling interest, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

Our report dated January 20, 2021 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and negative cash flows from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our report also refers to a change in the method of accounting for revenue.

/s/ KPMG LLP

Irvine, California

January 25, 2021